CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

FD
Christine Mohrmann, Bob Joyce
(212) 850-5600

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2008 RESULTS

-- Operating Income Increases 27.4% --
-- Income from Continuing Operations Increases 55.7% --
-- Gross Profit Margin Expands 180 Basis Points --

ATLANTA, Georgia, April 23, 2008 – Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings company, today announced results for the first quarter ended March 30, 2008.

Sales for the first quarter of 2008 increased 7.5% to $261.7 million from sales of $243.5 million in the year ago period.  Gross profit margin expanded 180 basis points to 36.0%, versus 34.2% in the first quarter last year.  Operating income for the first quarter of 2008 increased 27.4% to $31.0 million, or 11.8% of sales, compared with operating income of $24.3 million, or 10.0% of sales, in the first quarter of last year.  Income from continuing operations was $14.1 million, an increase of 55.7% compared with income from continuing operations of $9.1 million in the first quarter of 2007.  Net income for the 2008 first quarter was $14.1 million, or $0.23 per diluted share.

As previously announced, the Company sold its fabrics division in July 2007, and therefore the financial statements for all periods presented now reflect the fabrics division as discontinued operations.  Last year, first quarter results included a loss from discontinued operations of $49.7 million, which led to a net loss of $40.6 million, or $0.66 per diluted share.

“The 2008 first quarter was the best first quarter in our history, giving us a good start to the year,” said Daniel T. Hendrix, President and Chief Executive Officer.  “Sales were up nearly 8% during what historically has been the seasonally slowest quarter for our business.  Our growth was driven by the market’s secular shift to carpet tile and by our market segmentation strategy, which has enabled us to continue expanding our presence in education, hospitality and other non-office segments.  These factors, combined with a currency impact, offset softer sales in the corporate office segment that we experienced mostly in Europe.  Revenues were particularly strong in Asia and other emerging markets, where we continued to see growing demand for modular carpet.  Overall, we were able to expand our gross and operating profit margins, resulting in a 27% increase in operating income compared with the first quarter of 2007.  Order growth also remained solid during the period, increasing 10% to $280 million compared with the first quarter last year.”

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Our modular carpet business segment continued to lead the way during the first quarter, with its sales increasing 10% compared with the prior year period.  While Bentley Prince Street’s sales were essentially flat year-over-year, we are encouraged by the continued growth of the modular component of this business, and its operating income improved a healthy percentage versus last year due to improved manufacturing efficiencies.”

Mr. Hendrix concluded, “Over the past few years, we have taken the necessary steps to position Interface for solid performance throughout the various economic cycles.  Going forward, we continue to see good potential for our business, as evidenced by a 25% increase in our backlog compared with the prior year.  Despite an uncertain economic landscape, we expect to continue benefiting from the secular trend toward modular carpet, while our successful segmentation strategy has significantly increased our prospects outside of the traditional office market.  Our geographic diversification also provides opportunities for growth going forward, especially in emerging markets where we are expanding our manufacturing and distribution capabilities.  We are off to a good start in 2008 and expect continued growth as we enter a seasonally stronger time of year.  Through the first three weeks of our second quarter, sales and order activity have been improving further.”

The Company will host a conference call tomorrow, April 24, 2008, at 9:00 a.m. Eastern Time, to discuss its first quarter 2008 results.  The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1825216 or through the Company’s website at http://www.interfaceinc.com/results/investor/.  The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

INTERFACE REPORTS FIRST QUARTER 2008 RESULTS

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the InterfaceFLOR, FLOR, Heuga and Bentley Prince Street brands, and, through its Bentley Prince Street brand, enjoys a leading position in the designer quality segment of the broadloom carpet market.  The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

INTERFACE REPORTS FIRST QUARTER 2008 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	03/30/08	04/01/07

Net Sales	$261,736	$243,492
Cost of Sales	167,470	160,264
Gross Profit	94,266	83,228
Selling, General & Administrative Expenses	63,295	57,047
Loss on Disposal – Specialty Products	--	1,873
Operating Income	30,971	24,308
Interest Expense	7,828	9,120
Other Expense (Income), Net	363	423
Income Before Taxes	22,780	14,765
Income Tax Expense	8,658	5,696
Income from Continuing Operations	14,122	9,069
Discontinued Operations, Net of Tax	--	(49,685)
Loss on Disposal – Discontinued Operations, Net of Tax	--	--
Net Income (Loss)	$14,122	$(40,616)

Earnings (Loss) Per Share - Basic
Continuing Operations	$0.23	$0.15
Discontinued Operations	--	(0.83)
Loss on Disposal	--	--
Earnings (Loss) Per Share – Basic	$0.23	$(0.68)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.23	$0.15
Discontinued Operations	--	(0.81)
Loss on Disposal	--	--
Earnings (Loss) Per Share – Diluted	$0.23	$(0.66)

Common Shares Outstanding – Basic	61,326	59,951
Common Shares Outstanding – Diluted	62,082	61,322

Orders from Continuing Operations*	280,124	254,606
Continuing Operations Backlog (as of 03/30/08 and 04/01/07, respectively)*	141,222	112,717

________________

*	Orders from Continuing Operations and Continuing Operations Backlog exclude all activity related to the Fabrics Group business segment, which was sold in the third quarter of 2007.

INTERFACE REPORTS FIRST QUARTER 2008 RESULTS

Consolidated Condensed Balance Sheets
(In thousands)	03/30/08	12/30/07
Assets
Cash	$59,294	$82,375
Accounts Receivable	161,942	178,625
Inventory	150,836	125,789
Other Current Assets	27,964	24,848
Assets of Businesses Held for Sale	4,747	4,792
Total Current Assets	404,783	416,429
Property, Plant & Equipment	168,519	161,874
Other Assets	266,321	256,929
Total Assets	$839,623	$835,232

Liabilities
Accounts Payable	$49,653	$57,243
Accrued Liabilities	104,169	120,388
Liabilities of Businesses Held for Sale	136	220
Total Current Liabilities	153,958	177,851
Senior and Senior Subordinated Notes	310,000	310,000
Other Long-Term Liabilities	53,903	53,239
Total Liabilities	517,861	541,090
Shareholders’ Equity	321,762	294,142
Total Liabilities and Shareholders’ Equity	$839,623	$835,232

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	03/30/08		04/01/07

Net Income (Loss)		$14.1		$(40.6)
Adjustments for Discontinued Operations		--		49.7
Net Income from Continuing Operations		14.1		$9.1
Depreciation and Amortization		6.5		6.5
Deferred Income Taxes and Other Non-Cash Items		1.4		1.9
Change in Working Capital
Accounts Receivable	21.2		0.8
Inventories	(21.0)		(14.8)
Prepaids	(1.7)		0.1
Accounts Payable and Accrued Expenses	(33.3)		(17.3)
Cash Provided from Continuing Operations		(12.8)		(13.7)
Cash Provided from (used in) Operating Activities of Discontinued Operations		--		3.1
Cash Provided from Operating Activities		(12.8)		(10.6)
Cash Provided from (Used in) Investing Activities		(10.2)		(18.3)
Cash Provided from (Used in) Financing Activities		(1.1)		(15.5)
Effect of Exchange Rate Changes on Cash		1.0		0.3
Net Increase (Decrease) in Cash		$(23.1)		$(44.1)

INTERFACE REPORTS FIRST QUARTER 2008 RESULTS

Consolidated Condensed Segment Reporting
(In millions)
	Three Months Ended
	03/30/08	04/01/07	% Change
Net Sales
Modular Carpet	$226.1	$205.2	10.1%
Bentley Prince Street	35.6	36.1	(1.4%)
Specialty Products	--	2.2	*
Total	$261.7	$243.5	7.5%

Operating Income (Loss)
Modular Carpet	$30.9	$26.8	15.3%
Bentley Prince Street	1.6	1.0	60.0%
Specialty Products	--	(1.8)	*
Corporate Expenses and Eliminations	(1.5)	(1.7)	11.8%
Total	$31.0	$24.3	27.6%

* Not meaningful

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